As filed with the Securities and Exchange Commission on November 5, 2007

Registration No. 333-142309

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 7

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LUMBER LIQUIDATORS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	5211	043229199
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3000 John Deere Road

Toano, Virginia 23168

(757) 259-4280

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

E. Livingston B. Haskell

General Corporate Counsel

Lumber Liquidators, Inc.

3000 John Deere Road

Toano, Virginia 23168

(757) 259-4280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Jeffrey D. Karpf, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	Robert E. Buckholz, Jr., Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004-2498 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	13,225,000 shares	$14.00	$185,150,000	$5,685(3)

(1)	Includes (i) shares of common stock to be offered by the registrant and the selling stockholders in this offering and (ii) shares of common stock that may be purchased by the underwriters from the selling stockholders upon the exercise of the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-142309) of Lumber Liquidators, Inc. is filed for the purpose of adding exhibits to such Registration Statement and amending the Exhibit Index, which is incorporated by reference by “Part II —Item 16. Exhibits and Financial Statement Schedules”.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the issuance and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee and the NASD filing fee are estimated.

SEC Registration Fee	5,685
NASD Filing Fee	24,015
NYSE Listing Fees	160,000
Accounting Fees and Expenses	850,000
Legal Fees and Expenses	1,200,000
Printing Fees and Expenses	200,000
Transfer Agent and Registrar Fees and Expenses	15,000
Blue Sky Fees and Expenses	15,000
Miscellaneous	30,300

Total	2,500,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employee and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the Delaware General Corporation Law). Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith or that involve international misconduct or knowing violations of law; (iii) unlawful payments of dividends, stock purchases or redemptions; or (iv) transactions from which a director derives an improper personal benefit. Our certificate of incorporation contains such a provision.

Our bylaws incorporate Section 145 of the Delaware General Corporation Law, which provides that we will indemnify each director and officer against all claims and expenses resulting from the fact that such person was an director, officer, agent or employee of the registrant. A claimant is eligible for indemnification if the claimant (i) acted in good faith and in a manner that, in the claimant’s reasonable belief, was in or not opposed to the best interest of the registrant; or (ii) in the case of a criminal proceeding, had no reasonable cause to believe the claimant’s conduct was unlawful. This determination will be made by our disinterested directors, our shareholders or independent counsel in accordance with Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. We have obtained liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.

The underwriting agreement between Lumber Liquidators and the underwriters (filed as exhibit 1.01 hereto) will provide that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. The registration rights agreement among Lumber Liquidators, TA Associates and the TA Associates Funds (filed as exhibit 10.13 hereto) provides that the TA Associates Funds are obligated, under certain circumstances, to indemnify our directors and officers against certain liabilities, including liabilities under the Securities Act. Pursuant to that agreement and other arrangements we expect to enter into, we may be obligated, under certain circumstances, to indemnify various parties including certain of our directors against certain liabilities, including liabilities under the Securities Act.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have sold and issued the following unregistered securities:

(1)	On December 6, 2004, we issued an aggregate of 7,952,018 million shares of series A convertible preferred stock, par value $0.01, for an aggregate offering price of $35.0 million to TA IX L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA Investors II L.P. The ultimate general partner or manager of each of such entity is TA Associates, Inc.

(2)	On July 13, 2006, we granted 952,691 stock options relating to our common stock with an exercise price of $7.58 per share to certain members of our executive management under our 2004 Option Plan.

(3)	On July 13, 2006, we granted 79,156 stock options relating to our common stock with an exercise price of $7.58 per share to certain non-employee directors under our 2006 Director Plan.

(4)	In July 2006 we granted 85,000 stock units relating to our common stock to certain regional managers under our 2006 Regional Plan.

(5)	On October 18, 2006, we granted 765,000 stock options relating to our common stock with an exercise price of $7.83 per share to certain members of our executive management under our 2004 Option Plan.

(6)	On April 27, 2007, we granted 50,000 stock options relating to our common stock with an exercise price of $10.26 per share to a member of our executive management under our 2004 Option Plan.

The issuances of securities described in paragraphs (2), (3), (4) and (5) above were made in reliance upon Section 4(2) under the Securities Act in that such issuance did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701. The issuances of securities described in paragraph (1) above were made in reliance upon Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering, to purchasers who represented that they were accredited investors as defined under the Securities Act. All share certificates representing the securities issued in such transactions contain appropriate restrictive legends. All of the foregoing shares are deemed restricted securities for the purposes of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See the Exhibit Index, which follows the signature pages and is incorporated herein by reference.

(b)	Financial Statement Schedules

Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toano, State of Virginia, on November 5, 2007.

Lumber Liquidators, Inc.

By:	/s/ JEFFREY W. GRIFFITHS Jeffrey W. Griffiths President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jeffrey W. Griffiths	President, Chief Executive Officer and Director	November 5, 2007

* Daniel E. Terrell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2007

* Thomas D. Sullivan	Chairman of our Board of Directors	November 5, 2007

* Richard D. Tadler	Director	November 5, 2007

* Martin F. Roper	Director	November 5, 2007

* Douglas T. Moore	Director	November 5, 2007

* John M. Presley	Director	November 5, 2007

*By:	/s/ E. LIVINGSTON B. HASKELL E. Livingston B. Haskell, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.01	Form of Underwriting Agreement

3.01	Form of Restated Certificate of Incorporation**

3.02	Form of Restated By-Laws**

4.01	Form of Certificate of Common Stock of Lumber Liquidators, Inc.

5.01	Opinion of Cleary Gottlieb Steen & Hamilton LLP

10.01	Lumber Liquidators 2006 Equity Plan for Non-Employee Directors#,**

10.02	Lumber Liquidators 2004 Stock Option and Grant Plan#,**

10.03	Employment Agreement with Jeffrey W. Griffiths#,**

10.04	Employment Agreement with H. Franklin Marcus, Jr.#,**

10.05	Offer Letter Agreement with Robert M. Morrison#,**

10.06	Offer Letter Agreement with Marco Pescara#,**

10.07	Form of Non-Qualified Employee Stock Option Agreement#,**

10.08	Lease by and between ANO LLC and Lumber Liquidators (relating to Toano facility)**

10.09	Thomas D. Sullivan Stock Option Agreement and Lumber Liquidators, Inc. Guaranty Agreement, and amendment thereto#,**

10.10	Lumber Liquidators 2007 Equity Compensation Plan#,**

10.11

Second Amended and Restated Loan Agreement, dated as of March 23, 2006, by and between Lumber Liquidators, Inc. and Bank of America, N.A. (as amended by the First Amendment to Second Amended and Restated Loan Agreement, dated as of July 31, 2006 and Second Amendment to Second Amended and Restated Loan Agreement, dated as of August 7, 2007) and the related Consolidated, Amended and Restated Term Loan Note, dated as of March 23, 2006, and Amended and Restated Revolving Credit Note, dated as of July 31, 2006**

10.12	Revolving Credit Agreement, dated as of August 10, 2007, by and between Lumber Liquidators, Inc. and Bank of America, N.A. and the related Revolving Credit Note, dated as of August 10, 2007.**

10.13	Registration Rights Agreement, dated as of December 6, 2004, by and among Lumber Liquidators, Inc. and signatory Investors**

10.14	Form of Letter Agreement between Lumber Liquidators, Inc. and Thomas D. Sullivan

23.01	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.01)

23.02	Consent of Ernst & Young LLP**

23.03	Consent of Macon F. Brock, Jr.**

24.01	Powers of Attorney**

*	To be filed by amendment
**	Previously filed
#	Indicates a management contract or a compensatory plan, contract or arrangement